EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2015, relating to the financial statements and financial highlights which appear in the March 31, 2015 Annual Report to Shareholders of Delaware Investments Ultrashort Fund (formerly known as Delaware Cash Reserve Fund) (constituting Delaware Group® Cash Reserve), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers
Philadelphia, Pennsylvania
January 5, 2016